Exhibit 23.2

CONSENT OF MOORE STEPHENS, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Dialysis Corporation of America on Form S-8, Registration No. 333-122455, pertaining to certain stock options under the 1999 Stock Option Plan of Dialysis Corporation of America, of our report dated February 18, 2005 (except for Note 16 as to which the date is March 15, 2005), relating to the consolidated financial statements and financial schedule of Dialysis Corporation of America included in the Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 31, 2004.

/S/ MOORE STEPHENS, P.C.
MOORE STEPHENS, P.C.

August 9, 2005
Cranford, New Jersey